Exhibit 10.6

Trademark License Agreement
This Trademark License Agreement (this “Agreement”), dated as of September 25, 2017 (the “Effective Date”), is entered into by and between:
Teekay Corporation, a corporation organized and existing under the laws of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and an address for service of legal process at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM08, Bermuda (“Teekay”); and
Teekay Offshore Partners L.P., a limited partnership organized and existing under the laws of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and an address for service of legal process at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM08, Bermuda (“TOO”) (each of Teekay and TOO a “Party” and, collectively, the “Parties”).
Recitals
A.    Teekay owns or otherwise possesses rights in the Licensed Marks, and Teekay has the right to grant a license of the Licensed Marks to TOO under the terms set forth herein;
B.    Prior to the consummation of the transactions contemplated by that certain Investment Agreement (the “Investment Agreement”), effective as of July 26, 2017, by and between TOO and Brookfield TK TOLP L.P.(the “Investor”), TOO used the Licensed Marks in connection with its business (as further defined below, the “TOO Business”);
C.      Teekay continues to use and display the Licensed Marks in connection with several of Teekay’s businesses (as further defined below, the “Retained Businesses”); and
D.    In connection with the Investment Agreement, TOO desires to obtain a license to continue use of the Licensed Marks in connection with the operation of the TOO Business, subject to the terms and conditions set forth in this Agreement, and Teekay desires to grant a license of the Licensed Marks to TOO subject to the terms and conditions set forth in this Agreement.
NOW THEREFORE for valuable consideration, the receipt and sufficiency of which each of Teekay and TOO hereby acknowledges, Teekay and TOO agree as follows:

1.	Definitions.
Unless otherwise defined in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the Investment Agreement. The terms “Offshore Assets” and “Offshore Restricted Business” will have the meaning ascribed to them in the Omnibus Agreement, dated May 10, 2005, between Teekay Shipping Corporation, Teekay LNG General Partner, Teekay LNG OLLC and Teekay LNG MLP, and related amendments (the “Omnibus Agreement”). As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

1.1    “Affiliate” means, as to any specified Party, any other Person, which directly or indirectly controls, is controlled by or is under common control with, such specified Party. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.
1.2    “Applicable Legal Requirement” means any applicable foreign, state, federal and local laws, statutes, common laws, ordinances, acts, codes, rules, regulations, orders, executive orders, judgments, injunctions, rulings, penalties, fines, writs, decrees, governmental guidelines or interpretations having the force of law, permits and determinations of Governmental Entities having jurisdiction over any of the Parties.
1.3    “Funnels” means the smokestack or chimney of a Vessel.
1.4     “Licensed Mark” means (a) each registered and unregistered trademark and service mark of Teekay set forth in Schedule A (together with any new marks described in (c) below, the “Teekay Trademarks”), (b) vessel livery, uniform designs and other elements of trade dress used in the TOO Business prior to the Effective Date (together with any new trade dress as described in (c) below, the “Licensed Trade Dress”), and (c) any registered and unregistered trademark and service mark or trade dress adopted by Teekay for use in the Retained Businesses after the Effective Date.
1.5    “Person” means an individual, natural Person, corporation, limited liability company, general partnership, limited partnership, association, trust, governmental entity or other entity.
1.6    “Retained Businesses” means the businesses owned or controlled by Teekay or its Affiliates other than the TOO Business.
1.7     “TOO Business” means the business of TOO and its Subsidiaries as conducted during the 12-month period prior to the Effective Date (taking into account any services provided to TOO or any of its Subsidiaries by Teekay or its Affiliates as of the Closing Date), including the Offshore Restricted Business, and any expansions of such business in the same or substantially related fields subject, in all respects, to the restrictions of the Omnibus Agreement.
1.8    “Vessel” means each tanker vessel, FSO, FPSO or other vessel controlled and operated by TOO in connection with the TOO Business during the term of this Agreement, but excluding (a) the ALP towage vessels, and (b) any other vessel in-chartered by TOO where TOO does not have the right to place TOO markings and livery on the vessel.

2.	Trademark License.
2.1    Grant of License. Subject to the terms, conditions and limitations set forth in this Agreement, Teekay hereby grants to TOO under Teekay’s rights in each Licensed Mark, a non-transferable (except as provided in Section 9.8), irrevocable and perpetual (subject to Sections 6.2, 6.3, and 6.4), nonexclusive (except as provided in the Omnibus Agreement), world-wide, royalty-free right, effective during the term of this Agreement, with no right to grant sublicenses except (a) to its

136180672.12

Subsidiaries engaged in the TOO Business, (b) to its Affiliates permitted to use the Teekay Trademarks pursuant to Section 2.5, and (c) as otherwise specified Section 2.3, in each case to use each Licensed Mark in connection with the TOO Business.
2.2    Use of the Licensed Marks. During the term of the Agreement:
(a)    Vessels. TOO will display the applicable Teekay Trademarks on the Funnel of each Vessel and elsewhere on the Vessel in a manner consistent with the use of each such Teekay Trademark in the operation of the TOO Business during the 12-month period prior to the Effective Date and the operation of the Retained Businesses following the Effective Date (“Brand Practice”), unless otherwise expressly provided in this Agreement or otherwise agreed in writing by the Parties, and will maintain the appearance of each Vessel (i) substantially in accordance with the applicable Licensed Trade Dress comprising vessel livery and (ii) in a manner consistent with Brand Practice, unless otherwise expressly provided in this Agreement or otherwise agreed in writing by the Parties.
(b)    Uniforms, Apparel and Related Soft Goods. TOO will display the applicable Teekay Trademarks and use the applicable Licensed Trade Dress comprising uniforms, apparel and soft good designs to provide such items to crew members and employees in a manner consistent with Brand Practice, unless otherwise expressly provided in this Agreement or otherwise agreed in writing by the Parties.
(c)    Stationary and Related Materials. Without limiting the license granted pursuant to Section 2.1, TOO may use the Licensed Marks on stationary (including letterhead, invoices and business forms, business cards) and related materials used in the operation of the TOO Business.
(d)    Advertising, Promotional Materials, and Facility Signage. Without limiting the license granted pursuant to Section 2.1, TOO may use the Licensed Marks to advertise, describe, solicit customers, engage third-parties, hire employees, and otherwise promote the TOO Business in all media now known or later developed.
2.3    Sublicensing. TOO may (itself or through its licensed Subsidiaries) sublicense the Licensed Marks to its Affiliates and other Persons providing services to TOO in connection with the TOO Business for use exclusively in (a) support of the TOO Business or (b) performing services on behalf of TOO or its licensed Subsidiaries that pertain to operation of the TOO Business. TOO may not enter into any other sublicensing arrangement without the prior written consent of Teekay, which consent may be granted or withheld in Teekay’s sole discretion and may be conditioned on and subject to additional terms and conditions established by Teekay. All sublicense agreements shall be in conformance with the requirements of this Agreement provided that TOO shall not be required to enter into written sublicenses with its Subsidiaries (or cause its Subsidiaries to enter into written sublicenses), and TOO will be liable for any misuse of the Licensed Marks by any sublicensee as if such misuse was committed by TOO itself. TOO will provide Teekay an annual report of any active sublicenses (other than sublicenses with TOO’s Subsidiaries) and the use for which each such sublicensee will use the Licensed Marks.
2.4    Style Guidelines. TOO shall use the Licensed Marks in accordance with the “Teekay Style Guidelines,” the current version of which is attached hereto as Schedule B (as may be modified by

136180672.12

Teekay from time to time, the “Style Guidelines”). From time to time and without TOO’s approval, Teekay may modify certain elements of the Licensed Marks or the Style Guidelines. Accordingly, Teekay does not represent and warrant that the Licensed Marks or any of their elements will be maintained or used in any particular fashion. In the event that Teekay makes modifications to the Licensed Marks or the Style Guidelines, TOO will be subject to any such modifications effective upon reasonable written notification from Teekay; provided, however, that TOO shall be allowed a reasonable transition period to make such modifications to affected Vessels, to materials used in connection with the TOO Business bearing pre-modified Licensed Marks and with respect to any other uses of the Licensed Marks permitted hereunder. In no event shall TOO or its Subsidiaries or their respective sublicensees be required to comply with style guidelines or other restrictions with respect to the use of the Licensed Marks that do not generally apply to other entities using the Licensed Marks.
2.5    Specifically Prohibited Uses of the Teekay Trademarks. TOO may not use the Teekay Trademarks or any confusingly similar terms or marks in any corporate names, trade names, business names, domain names or URLs except (a) TOO may use any Teekay Trademark in the name of any of its Subsidiaries (whether now or hereafter existing) engaged in the TOO Business or in the name of investment entities that are Affiliated with the TOO Business but that do not directly operate the TOO Business, or (b) with the prior written consent of Teekay; provided, however, that the use of name “Teekay” in the name of TOO is expressly permitted. Notwithstanding the foregoing, in the event that TOO or any of its Subsidiaries desire to use any Teekay Trademark, or any portion or derivative thereof, in any domain name or URL (a “Teekay Domain Name”), TOO shall submit a written request to Teekay, setting forth the domain name or URL that it desires to use, and Teekay will (x) consider TOO’s request in good faith and shall not withhold its consent to such use unless Teekay reasonably believes that the use of such Teekay Domain Name would interfere with the conduct of the Retained Businesses or impair the goodwill associated with the Teekay Trademarks and (y) if such Teekay Domain Name is consented to, and is not already registered with a domain name authority, cooperate with TOO, at TOO’s cost, in registering such Teekay Domain Name, listing Teekay as the registrant, with a mutually agreeable domain name authority. Any use of any Teekay Domain Name consented to in accordance with this Section 2.5 shall be subject to all of the provisions of this Agreement that are applicable thereto, as if it were a “Teekay Trademark” hereunder with respect to such applicable provisions.
2.6    Prestige of Licensed Marks. TOO acknowledges that the Licensed Marks, and in particular the “Teekay” name, are world renowned, have established international prestige and goodwill, and hold a certain position in the marketplace, and that it is of great importance to Teekay that in the operation of the TOO Business, the high standards and reputation that Teekay has established and its position in the marketplace be maintained.  Accordingly, TOO shall comply with the terms of this Agreement with respect to the use of the Licensed Marks and the quality of the services offered in connection therewith and shall otherwise use commercially reasonable efforts to conduct the TOO Business in a manner that safeguards the prestige and goodwill of the Teekay Trademarks.
2.7    Obligations on Teekay. During the term of this Agreement, Teekay shall continue to use the Licensed Marks in the Retained Businesses (a) in a manner that is consistent with the standards and attributes described in Section 2.6 and (b) in connection with services that are of a quality that is at least as high as the quality of services required to be offered by TOO and its Subsidiaries under the Licensed Marks under the terms of this Agreement.

136180672.12

2.8    Covenants by Teekay. During the term of this Agreement, Teekay shall not use the Licensed Marks in connection with any (a) Offshore Assets or Offshore Restricted Business other than in connection with any Offshore Assets or Offshore Restricted Business owned by Teekay or Affiliates engaged in the Retained Businesses as of the Effective Date or (b) activities expressly permitted pursuant to the Omnibus Agreement. Further, Teekay shall cause its Subsidiaries not to use the Licensed Marks in connection with the Offshore Assets or Offshore Restricted Business other than in connection with activities expressly provided for pursuant to the Omnibus Agreement. The restrictions set forth in this Section 2.8 will terminate and be of no further effect upon any termination of the Omnibus Agreement by TOO or the General Partner.
2.9    Non-Disparagement. During the term of the Agreement, each Party shall not knowingly injure, disparage, criticize or dilute the reputation of the other Party or the goodwill symbolized by the Licensed Marks, other than truthful statements or statements contained in and relevant to any claim or defense contained in a claim filed in connection with a dispute pursuant to Section 9.13 between the Parties including to enforce or judicially construe this Agreement.
2.10    Reservation of Rights. All rights not specifically granted to TOO herein are reserved by Teekay. Nothing in this Agreement shall restrict Teekay’s current or future commitments under secured lending or financing arrangements pledging the Licensed Marks as collateral under such obligations and TOO acknowledges that the Licensed Marks are (or may become) subject to liens and encumbrances, the terms of which may be amended from time to time, arising as a result of such obligations (“Permitted Liens”).
2.11    Removal of Teekay Trademarks from Vessels. TOO will remove each Teekay Trademark wherever it has been used on each Vessel (a) prior to transferring any controlling ownership interest in such Vessel to any Person (other than transfers to an Affiliate of TOO) or will contractually require such Person to promptly remove each Teekay Trademark upon assuming a controlling ownership interest in the Vessel; (b) prior to using such Vessel in connection with any business other than the TOO Business; and (c) prior to displaying anywhere on such Vessel any trademark or service mark other than a Teekay Trademarks or trademark, service mark or logo owned by or exclusively licensed to TOO or any of its Subsidiaries as of the Effective Date.
2.12    Modification or Replacement of Licensed Marks. Teekay reserves the right to modify, replace, or discontinue use of a Licensed Mark. In such an event, (a) Teekay will provide TOO a minimum of 3 months written notice of Teekay’s intent to modify, replace, or discontinue use of a Licensed Mark, other than the “Teekay” word mark, including, as applicable, providing TOO with samples of any modified or replacement Licensed Mark, and (b) the Parties will negotiate in good faith a transition plan for TOO’s implementation of such modification, replacement or discontinuance which will include a commercially reasonable amount of time to accomplish such transition in an orderly manner consistent with the transition plan and timing adopted by the Remaining Businesses.

3.	Ownership of Licensed Marks.
3.1    Protection of Licensed Marks. TOO shall not at any time during the term of this Agreement or thereafter do or permit to be done any act or thing which it knows, or reasonably should know, would impair the rights of Teekay with respect to such Licensed Marks. TOO will not represent

136180672.12

that it has any ownership in the Licensed Marks or in any registration of them and shall not attempt to register a Licensed Mark alone or as part of its own trademark or service mark in any jurisdiction. TOO will use the Licensed Marks only in the manner permitted under this Agreement. TOO will not oppose or seek to cancel any registrations or applications for registration of the Licensed Marks or challenge the ownership or validity of any of the Licensed Marks in any United States or foreign court or agency, including the United States Patent and Trademark Office or the trademark office of any other jurisdiction.
3.2    Abandonment. Notwithstanding anything to the contrary herein, except in connection with a modification, replacement or discontinuance of a Licensed Mark pursuant to Section 2.12:
(a)     In the event that Teekay intends to abandon or abandons (due to lack of use for a period of three (3) years or longer) any Licensed Marks (including any registrations or applications for registration thereof), Teekay shall at TOO’s request, transfer all of its right, title and interest in and to such trademark or trade dress for nominal consideration and this Agreement shall terminate. Teekay will take all reasonably necessary actions requested by TOO, at TOO’s expense, to give full force and effect to the transfer of rights set out in this Section 3.2 in any jurisdiction in the world.
(b)    If Teekay intends not to renew or otherwise fails to maintain any registration for any Teekay Trademark, Teekay will use commercially reasonable efforts to timely notify TOO, and if TOO reasonably believes that the loss of the registration would be material to the TOO Business, upon TOO’s request and at TOO’s cost, Teekay will make all filings and take all other actions necessary to maintain the registration in full force and effect.
3.3    Confusingly Similar Marks. Except as permitted under this Agreement, during the term and during the three (3) year period following the termination of this Agreement, TOO shall not use or authorize the use of, or apply to register, any configuration, mark, name, design, ship livery, trade dress, logo or other designation identical or confusingly similar (as defined by Applicable Legal Requirements) to any Licensed Mark. During the Term of this Agreement, prior to adopting, registering, applying for registering, announcing or marketing any new trademark and trade dress for the TOO Business, TOO shall provide Teekay with an opportunity to review such trademark and trade dress in order to determine whether in Teekay’s view such new trademark or trade dress is confusingly similar (as defined by Applicable Legal Requirements) to any Licensed Mark.
3.4    Modifications By TOO. TOO shall not develop or authorize the development of variations or derivations of the Teekay Trademarks (each a “Derivative Mark”) without the prior express written consent of Teekay, which consent may be withheld in Teekay’s sole discretion, for any or no reason. In the event that Teekay grants the consent contemplated in this Section 3.4, any such Derivative Mark created shall be included in the Licensed Marks licensed hereunder, Teekay shall own all the rights in such Derivative Mark, and, upon Teekay’s reasonable request, TOO shall execute any documents required to transfer such rights to Teekay. All uses and rights of and to the Derivative Mark shall inure to the exclusive benefit of Teekay, and subject to Section 3.2(b), Teekay may register and protect the same in its own name, as it deems necessary or appropriate.
3.5    Goodwill. TOO recognizes the value of the publicity and goodwill associated with the Licensed Marks and that all related rights and goodwill belong exclusively to Teekay. Accordingly, TOO

136180672.12

shall use commercially reasonable efforts in connection with its use of the Licensed Marks to safeguard the goodwill of the Licensed Marks at the level established and maintained by Teekay. All use of the Licensed Marks will inure to the sole benefit of Teekay and TOO will neither acquire or be allowed to claim any rights to the Licensed Marks.
3.6    Reasonable Assistance. TOO agrees to provide Teekay with such reasonable assistance as Teekay may require in protecting the Licensed Marks, provided that Teekay shall reimburse TOO for its out of pocket expenses incurred in providing such assistance, including executing all documents and completing any and all other actions reasonably requested by Teekay to perfect and/or maintain Teekay’s rights in each Licensed Mark.
3.7    Restrictions on Use of Each Licensed Mark. TOO will not use any Licensed Mark other than in compliance with the terms, conditions, limitations and provisions set forth in this Agreement.

4.	Quality Control.
4.1    General. During the term of this Agreement, TOO will operate the TOO Business under the Licensed Marks in accordance with the terms of this Agreement and in compliance with all Applicable Legal Requirements applicable to its conduct of the TOO Business and its performance of its obligations under this Agreement. As an integral part of Teekay’s control over the nature and quality of services rendered and goods sold under the Licensed Marks, the operation of the TOO Business, including all products, services and activities marketed, promoted, offered and provided under the Licensed Marks, shall be of a quality and nature comparable to the operation of the TOO Business, products, services and activities as provided by TOO prior to the Effective Date and to the operation of the Retained Businesses following the Effective Date or otherwise agreed in writing by the Parties.
4.2    Key Performance Indicators. Teekay has established a set of key performance indicators (each, a “KPI”), which are described in Schedule C attached hereto, relating to the performance of the TOO Business. Each KPI specifies the manner of data collection, analysis and reporting of performance against such KPI to be conducted. TOO will use commercially reasonable efforts to maintain performance of the TOO Business at levels substantially consistent with or exceeding the performance of the Retained Business as measured by the KPIs, but in any event, no more stringent than the KPIs achieved in the 12-month period prior to the Effective Date.
4.3    KPI Reporting and Evaluation. TOO will provide the board of the general partner of TOO (the “General Partner”) with periodic reports of the performance of the TOO Business against the KPIs, but in no event less frequently than quarterly. Teekay will provide the board of the General Partner with reports of the performance of the Retained Business against the same KPIs with at minimum the same frequency as above. TOO’s report will include a comparison of its KPI performance against targets and against the Teekay KPI performance and, in the event of any shortfall by TOO, proposed remediation measures. Within five days following provision of any KPI report to the board of the General Partner, TOO will provide Teekay with a copy of such KPI report, provided, however, Teekay will limit circulation of such KPI reports to Teekay personnel with a need to know such information in connection with their job functions, which personnel shall be made aware of the confidential nature of such information and shall agree not to disclose such information other than as expressly permitted under this Agreement.

136180672.12

4.4    Force Majeure. In the event of any acts of God, strikes, acts of the sabotage, terrorism or war, blockades, insurrections, riots, epidemics, nuclear and radiation activity or fallout, lockouts or other labor issues directly or indirectly affecting the TOO Business, embargoes and shortages in labor or supplies, civil disturbances and explosions, any government action or other adverse event, in each case, which materially affects the operations of the TOO Business, Teekay shall not be deemed in breach of this Agreement for any failure to achieve any KPI (other than any KPI expressly measuring performance in connection with any such situation), but shall use commercially reasonable efforts to maintain performance of the TOO Business.
4.5    Inspection Rights. TOO will from time to time, as reasonably requested by Teekay, during regulator business hours and upon reasonable advance written notice, allow and assist Teekay in inspecting each Vessel on which a Licensed Mark is used and all facilities of TOO associated with the operation of the TOO Business to assist Teekay in exercising Teekay’s rights to control of the nature and quality of the products and services offered or provided by TOO associated with Licensed Marks; provided, however, that Teekay shall not conduct an inspection of any given Vessel or facility more than once in any 12-month period, unless during the prior 12-month period, Teekay was in breach of the quality control provisions of this Agreement. TOO will provide to Teekay, upon reasonable request, specimens of use by TOO of each Licensed Mark.
4.6    Personnel.
(a)    TOO shall ensure that all TOO personnel act and comport themselves in a manner substantially consistent with Brand Practice unless otherwise expressly provided in this Agreement or otherwise agreed in writing by the Parties. TOO personnel that are involved in the operation of the TOO Business will be required to comply with policies substantially similar to those set forth in the Teekay Operational Leadership Handbook set forth on Schedule D.
(b)    Notwithstanding the foregoing, TOO personnel will in no event be deemed employees of Teekay for any purpose and shall not be entitled to participate in any employee benefits, welfare or retirement plans or programs of Teekay (including medical insurance, life insurance, paid leave, vacation, sick leave, pension, profit sharing, disability). TOO is solely responsible for ensuring that all required forms and paperwork for passports, visas, work permits, and any other required documentation are complete, compliant with all Applicable Legal Requirements, and current for TOO and TOO’s personnel. No TOO personnel shall hold himself or herself out as an executive, officer or employee of Teekay or its Affiliates. TOO will be solely shall be responsible for payment of worker’s compensation, disability benefits or unemployment insurance for TOO personnel, as well as for withholding or paying employment related taxes. TOO will indemnify, defend, and hold harmless Teekay, its Affiliates, and their respective partners, directors, officers and employees from any and all claims of TOO’s personnel in connection with arising from or in connection with their employment or provision of services or their participation in any of the programs described in this Section 4.6 of TOO’s, including any claims for workers’ compensation.

5.	Enforcement of the Licensed Marks.

136180672.12

5.1    Enforcement by Teekay. TOO shall promptly notify Teekay of (a) any claim that is asserted, and of any action or proceeding that is threatened or commenced, in which a third party alleges that any of the Licensed Marks infringe any trademark rights of such third party or any other Person, (b) of any action or proceeding that is threatened or commenced in which the revocation, cancellation, or declaration of invalidity of any registration for any of the Licensed Marks is sought, and (c) of any infringement of any Licensed Mark by any third party related to the TOO Business. Teekay shall be permitted (but not obligated) to handle and control any such claims or potential claims (or resulting action or proceeding) in such manner as Teekay, in its sole discretion and at its expense, shall determine; provided, however, that Teekay shall not resolve any dispute in any manner that would adversely affect the rights licensed to TOO hereunder without TOO’s prior written consent, such consent not to be unreasonably withheld. Teekay shall solely retain all recoveries in any such enforcement proceedings, provided that TOO shall be reimbursed for its out of pocket expenses incurred in connection therewith. TOO may, at its option and expense, participate, with counsel of its choice, in the settlement of, or defense against, such claim (or resulting action or proceeding), and Teekay shall consider TOO’s input in good faith, but control of the defense shall at all times remain with Teekay.
5.2    Enforcement by TOO. In the event that Teekay fails timely to defend or enforce any Licensed Mark (including any registration or application for registration thereof, but excluding any Licensed Mark that has been modified, replaced or discontinued pursuant to Section 2.12), TOO shall have the right (but not be obligated) to defend and enforce such Licensed Mark, at its sole expense, and Teekay shall, at TOO’s expense, provide TOO with all such reasonable assistance, cooperation, information and documentation that TOO reasonably requests in connection therewith, including by joining as a party to such action; provided, that TOO shall consult with Teekay in good faith prior to making any material filings. TOO shall solely retain all recoveries in any such enforcement proceedings, provided that Teekay shall be reimbursed for its out of pocket expenses incurred in connection therewith.

6.	Term & Termination.
6.1    Term of Agreement. This Agreement will become effective as of the Effective Date and will remain in effect until terminated in accordance with this Section 6.
6.2    Termination for Failure to Maintain Quality Standards or other Breach. Teekay may terminate this Agreement upon ninety (90) days’ prior written notice to TOO if: (a) TOO fails to comply with its obligations to use such Licensed Mark as set forth in Sections 2, 3 and 4 in any material respect, or otherwise uses such Licensed Mark in a manner not permitted under the terms of this Agreement, or otherwise materially breaches any provision of this Agreement, and b) TOO fails to cure such failure or breach, or take reasonable steps (in consultation with Teekay) to cure to such failure, within six (6) months following receipt of written notice from Teekay identifying such failure in reasonable detail.
6.3     Termination for Cause. Teekay may terminate this Agreement on thirty (30) days’ prior written notice to TOO:
(a)    if TOO (i) files a petition in bankruptcy, (ii) becomes or is adjudicated bankrupt or insolvent, (iii) makes a general assignment for the benefit of creditors as a result of actual or threatened insolvency or an arrangement pursuant to any bankruptcy law, (iv) permits or suffers a receiver to be appointed for its business or all or substantially all of its property, (v) permits or

136180672.12

suffers any writ of attachment, garnishment or execution to be filed or levied against a substantial portion of its assets, and fails to have such writ, garnishment, or execution removed within sixty (60) days, or (vi) ceases to carry on all or substantially all of its business; or
(b)    in the event of a sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of TOO’s assets except to the extent the successor in interest to such assets will continue to conduct the TOO Business and agrees in writing to be bound by the terms of this Agreement.
6.4    Termination by TOO. TOO may terminate this Agreement for any reason upon thirty (30) days’ prior written notice to Teekay.
6.5    Post-Termination Transition. If this Agreement is terminated for any reason, the licenses granted by Teekay to TOO hereunder will terminate immediately, and TOO shall have a period of 12 months to remove the Licensed Marks from the Vessels and to cease using the Licensed Marks elsewhere in the TOO Business (the “Transition Period”). During the Transition Period, to the extent TOO continues to use the Licensed Marks, any such use shall be in compliance with terms of this Agreement.

7.	Liability, Indemnification and Warranties.
7.1    Waiver of Liability. Except as expressly set forth herein, to the fullest extent permitted by Applicable Legal Requirements, Teekay will not be liable to TOO or for any costs, expenses, loss or damage (whether direct, indirect or consequential) arising from TOO’s exercise of any rights granted under this Agreement or Applicable Legal Requirements.
7.2    Limitation of Liability. Under no circumstances will either Party be liable for any consequential, special, indirect, incidental or punitive damages whatsoever (including to the extent any of the foregoing arise in the form of lost profits) arising out of or in connection with this Agreement, even if the Party has been advised of the possibility of such damages.
7.3    Indemnification.
(a)    Each Party shall indemnify, defend and hold harmless the other Party, and such other Party’s Affiliates and their respective officers, directors, partners, shareholders, employees and agents, successors and assigns, from and against any and all third party claims, liabilities, demands, judgments or causes of action, and costs and expenses (including reasonable attorneys’ fees and costs) (the “Losses”) arising out of or as a result of any breach by such indemnifying Party of any agreement, representation, warranty, covenant and/or obligation made by such indemnifying Party pursuant to this Agreement.
(b)    Teekay shall indemnify, defend and hold harmless TOO and its Affiliates, respective officers, directors, partners, shareholders, employees and agents, successors and assigns, from and against any and all Losses related to trademark or trade dress infringement arising out of the use of the Licensed Marks by TOO in accordance with the terms of this Agreement.

136180672.12

(c)    Subject to Teekay’s indemnification obligations under this Section 7.3, TOO shall indemnify, defend and hold harmless Teekay and its Affiliates, respective officers, directors, partners, shareholders, employees and agents, successors and assigns, from and against any and all Losses, arising out of the operation of the TOO Business or TOO’s compliance with its obligations under this Agreement, or the use of the Licensed Marks by TOO, including TOO’s unauthorized use of the Licensed Marks.
7.4    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the Applicable Legal Requirement of its jurisdiction of incorporation, organization, or chartering; (b)(i) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder, and (ii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (c) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

8.	Confidentiality.
8.1    Confidentiality Obligations. Except as provided in Section 8.2, each Party agrees not to disclose or otherwise make available to any third party any trade secrets or other confidential information of the other Party received in connection with each Party’s exercise of its rights or performance of its obligations under this Agreement, excluding any such information that becomes generally known to the public other than as a result of a Party’s breach of this Section 8.1. For the avoidance of doubt, any KPI reports that may be provided by each Party to the other pursuant to Section 4.3 shall be deemed confidential information for purposes of this Section 8.
8.2    Permitted Disclosures. Each Party may disclose such information (a) to its sublicensees, lenders, investors, potential acquirors, and legal, tax, accounting, business, regulatory, and financial advisors in connection with the evaluation, negotiation, and/or implementation of this Agreement, (b) to its personnel (including personnel of its Affiliates) having a need to know such confidential information in connection with such Party’s rights and obligations under this Agreement, (c) as required by any Applicable Legal Requirement, and (d) to the extent reasonably required in connection with the resolution of any dispute under Section 9.13; provided that any Persons receiving such confidential information will be obligated to comply with the confidentiality provisions in Section 8.1.

9.	Miscellaneous.
9.1    Entire Agreement. This Agreement constitutes the entire Agreement between Teekay and TOO with respect to the subject matter of this Agreement and merges all prior negotiations and discussions between Teekay and TOO with respect to the subject matter of this Agreement. Teekay will have no claim against TOO, and TOO will have no claim against Teekay, with respect to any agreement or understanding, written or oral, on the subject matter made prior to the Effective Date of this Agreement, and the Parties hereby agree that the Trademark Use Agreement, dated January 15, 2007, by and among TOO, Teekay and Teekay Offshore Partner, L.P. is terminated as of the Effective Date.

136180672.12

Nothing in this Agreement shall limit the rights or obligations of the Parties under the Investment Agreement.
9.2    Termination Rights Under Omnibus Agreement. For the term of this Agreement, including any post termination transition period described in Section 6.5 hereof, TOO and the General Partner will not exercise any rights of termination under Section 8.4 of the Omnibus Agreement.
9.3    Independent Contractor Relationship. Nothing in this Agreement shall be interpreted or construed to make the Parties partners, joint venturers, representatives or agents of each other, nor shall either Party so represent to any third Person. The Parties are acting in performance of this Agreement as independent contractors engaged in the operation of their respective businesses. The Parties acknowledge and agree that this Agreement constitutes a license of trademark and intellectual property rights and does not give rise to a franchise relationship and neither Party will make any claims to the applicability of franchise or similar laws. Without limiting the foregoing, neither Party shall negotiate, enter into or sign any written or oral contract or agreement on behalf of the other Party or its Affiliates or otherwise bind the other Party or its Affiliates with respect to any liability or obligation.
9.4    Modification; Waiver. Subject to the right of Teekay to amend Schedule A by adding or deleting one or more Licensed Marks, this Agreement will not be modified except by a document signed and made part of this Agreement by an authorized signing officer of each of Teekay and TOO. No waiver by a Party of any breach of this Agreement will be effective unless it is in writing and the waiver will not prevent the subsequent enforcement of that provision, nor will it be deemed to be a waiver of any subsequent breach.
9.5    No Third Party Beneficiaries. Except for the rights of the indemnified parties under Section 7.3, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the Parties hereto any legal or equitable right, remedy, claim or other benefit under or by reason of this Agreement.
9.6    Amendment. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties.
9.7    Severability. Any provision of this Agreement which is, or is deemed to be, unenforceable in any jurisdiction will be severable from this Agreement in that jurisdiction without in any way invalidating the remaining provisions of this Agreement, and that unenforceability will not make that provision unenforceable in any other jurisdiction.
9.8    Assignment; Successors. This Agreement will be binding on and inure to the benefit of the Parties, their successors, and permitted assigns. Neither Party may assign this Agreement, or any of its rights and obligations under this Agreement, to any third party without the prior written consent of the other Party; provided, however, that (a) Teekay shall be permitted to assign this Agreement to any subsequent owner of the Licensed Marks upon written notice to TOO provided that such Person agrees in writing to be bound by the terms and conditions of this Agreement, (b) TOO shall be permitted to assign this Agreement to an Affiliate or in connection with the sale of all or substantially of its assets, provided, that TOO notifies Teekay of such assignment and that any such successor in interest agrees in writing to

136180672.12

be bound by the terms and conditions of this Agreement, and (c) TOO may pledge this agreement as collateral to any financing source.
9.9    Insolvency Matters.
(a)    All rights and licenses granted to TOO under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Title 11 of the United States Code, as amended from time to time (the “Bankruptcy Code”), a license of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that TOO will retain and may fully exercise all of their respective rights and elections as licensees of intellectual property under the Bankruptcy Code. The Parties further agree and acknowledge that enforcement by the Parties of their respective rights under Section 365(n) of the Bankruptcy Code in connection with this Agreement shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waive any right to object on such basis.
(b)    To the extent any license of rights under or pursuant to this Agreement does not constitute a license to “intellectual property” as defined under Section 101 of the Bankruptcy Code, Teekay hereby acknowledges and agrees that: (i) this Agreement is a material inducement to TOO paying Teekay the consideration due under the Investment Agreement and TOO is relying on this Agreement in connection with its business and investment planning; (ii) this Agreement gives Teekay sufficient control over the quality of the products sold by TOO; (iii) Teekay (and any debtor-in-possession or trustee of the business of Teekay) cannot and shall not attempt to reject this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code or any foreign equivalent; and (iv) in the event Teekay (or any debtor-in-possession or trustee of the business of Teekay) does seek to reject this Agreement and in the event such relief is granted, (w) the rejection shall be treated merely as breach of the contract by Teekay and not its avoidance, rescission, or termination, (x) does not terminate TOO’s right to use such license (subject, in all events, to TOO’s compliance with the terms and obligations of this Agreement and Teekay’s continued enforcement and quality control rights hereunder) and has no effect upon the contract’s continued existence, (y) TOO may elect rights under Section 365(n) of the U.S. Bankruptcy Code or any foreign equivalent, and (z) TOO shall be entitled to seek other equitable treatment relating to such rejection.
9.10    Counterparts. This Agreement may be executed in two counterparts with the same effect as if both Parties had signed the same document; both counterparts will be construed together and will constitute one and the same agreement.
9.11    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not

136180672.12

simply mean “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
9.12    Further Assurances. Each Party shall execute and deliver on or after the Effective Date such further agreements and other documents and take such other actions as the other Party reasonably requests in order to carry out the intent and accomplish the purposes of this Agreement, including, where applicable, to record this Agreement with any Governmental Entity.
9.13    Dispute Resolution. In the event of dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, is not resolved after good faith discussions between the Persons responsible for the administration of this Agreement, either Party may require that the dispute be referred to the CEOs of the respective Parties who shall attempt in good faith to resolve such dispute.
(a)    If the CEOs cannot resolve such dispute within thirty (30) days of the matter being referred to them, either Party may refer such dispute for resolution by mediation in accordance with the then-current International Expedited Procedures of International Arbitration Rules of the International Centre for Dispute Resolution, as amended from time to time, or any successor thereto (the “ICDR Rules”).
(b)    If the dispute is not settled by mediation within sixty (60) days of the appointment of the mediator, or such other period as the Parties shall agree in writing, the dispute shall be referred to and finally resolved by final and binding arbitration conducted in English by one arbitrator in New York City, New York, U.S.A., in accordance with the ICDR Rules. The arbitrator shall promptly render a written decision, together with a written opinion setting forth in reasonable detail the grounds for such decision. The Parties shall bear the costs of the arbitration equally. Judgment may be entered in any court of competent jurisdiction to enforce the award entered by the arbitrator.
(c)    For clarity, Teekay shall not terminate this Agreement to the extent that a dispute over the basis for such termination remains pending under this Section 9.13.
(d)    Notwithstanding the foregoing, either Party may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement.

136180672.12

9.14    Jury Waiver. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.
9.15    Governing Law. This Agreement is governed by and construed in accordance with the internal laws of the State of New York, and each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York.
[Signature Page Follows]

136180672.12

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

TEEKAY CORPORATION	TEEKAY OFFSHORE PARTNERS L.P., BY ITS GENERAL PARTNER, TEEKAY OFFSHORE GP.
By: /s/ Edith Robinson        By: /s/ Edith Robinson
Name: Edith Robinson         Name: Edith Robinson
Title: Assistant Corporate Secretary        Title: Secretary

[Signature Page to Trademark License Agreement]

Schedule A

Teekay Trademarks

[See attached]

136180672.12

Schedule B

Teekay Style Guidelines

[See attached]

136180672.12

Schedule C

KPIs

[See attached]

136180672.12

Schedule D

Teekay Operational Leadership Handbook

[See attached]

136180672.12